        Exhibit 99.1

Delek US Announces Special Dividend of $0.20 per share

BRENTWOOD, Tenn., June 21, 2022 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced that the board of directors declared a special dividend of $0.20 per share. The dividend is payable on July 20, 2022 to shareholders of record on July 12, 2022.

This special dividend is indicative of a robust macro environment for refining and complements the $64 million share repurchase, at $18.30 per share, from the Icahn Group on March 7, 2022, which represented approximately 5% of the shares outstanding at that time. Return of cash to shareholders remains a priority for the company along with maintaining a strong and flexible balance sheet. The board will assess the potential for instituting a sustained dividend payment in connection with the second quarter earnings results which are scheduled to be announced in early August.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics. Delek US and its affiliates also own the general partner and an approximate 80 percent limited partner interest in Delek Logistics. Delek Logistics is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business operates approximately 250 convenience stores in central and west Texas and New Mexico.

Investor Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Public Affairs & ESG, 615-435-1407